EXHIBIT 99.01

PRESS RELEASE

Scripps appoints top senior managers to positions of increased responsibility

Boehne named COO; NeCastro appointed executive vice president

For immediate release	(NYSE: SSP)
April 10, 2006

CINCINNATI – The E. W. Scripps Company, prompted by its overall growth and recent expansion into interactive media businesses, has appointed two of its top senior managers to positions of increased responsibility, effective immediately.

Richard A. Boehne, executive vice president of the company since 1999, has been named chief operating officer, and Joseph G. NeCastro, senior vice president and chief financial officer since 2002, has been appointed executive vice president. Boehne and NeCastro report to President and CEO Kenneth W. Lowe.

In his new role, Boehne will have operating and strategic oversight responsibilities for all of the company’s divisions, including its national lifestyle networks, newspapers, broadcast television stations, interactive media businesses and licensing and syndication subsidiary. The top managers of each of the operating divisions will report to Boehne.

NeCastro will have oversight responsibility for key administrative functions, including corporate development, information technology, investor relations and corporate communications. He also will continue to serve as the company’s chief financial officer.

“Scripps is fortunate to have two of our industry’s most talented executives on its senior management team,” Lowe said. “Rich Boehne and Joe NeCastro are highly regarded by their peers and have been keys to the company’s growth and financial success. Their appointment to these new roles clarifies lines of authority at this important time in the company’s 128-year history, as we continue to expand into new businesses and build on our continuing success.”

Boehne, 50, has been a member of the company’s management team since 1988 when he was named manager of investor relations just prior to the company’s initial public stock offering. He was promoted to director of corporate communications and investor relations a year later. He became a vice president of the company in 1995.

Before joining the corporate staff, Boehne was a business reporter and editor at The Cincinnati Post, a Scripps newspaper, where he covered Wall Street, the national economy and developments in the media industry. He held various management positions at community newspapers in suburban Cincinnati before joining The Post.

Boehne received a bachelor’s degree in journalism from Northern Kentucky University in 1981. In 1996, he received the university’s annual Professional Achievement Award and in 2001 was named the university’s Outstanding Alumnus.

Locally, he serves on the boards of directors of the Cincinnati USA Regional Chamber and Cincinnati’s Freestore Foodbank. Boehne also is beginning his third year as a member of an external Deloitte & Touche advisory board for Cincinnati.

Boehne and his wife, Lisa Graybeal Boehne, recently were co-chairs of the alumni portion of Northern Kentucky University’s first major capital campaign. He continues to serve as chairman of the Northern Kentucky University Foundation’s major gift committee.

The Boehnes have two children and reside in Fort Thomas, Ky.

“As executive vice president, Rich has presided over the company’s transformation into one of the country’s most dynamic diversified media enterprises,” Lowe said. “He is a relentless agent for change, with a keen sense of how the company can best capitalize on emerging media platforms and the changing habits of media consumers. His optimism for the future of the company and our industry is contagious and serves as an inspiration for those of us who work with him.”

NeCastro, 49, has been a financial manager in the media and communications industry for 25 years. He came to Scripps from Penton Media Inc. in Cleveland, where he had been chief financial officer. During his career, he has held financial management positions at several top media and communications companies, including The Reader’s Digest Association Inc., U.S. News & World Report and MCI Communications Corp.

Before joining Penton, NeCastro worked five years for Reader’s Digest, starting in 1993 as director of finance and operations for the company’s magazine group. When he left Reader’s Digest in 1998, he was vice president of finance for Reader’s Digest USA, serving as the chief financial officer for the company’s $1.1 billion U.S. operating unit. He also served as director of financial planning and analysis and vice president/corporate controller while at Reader’s Digest.

NeCastro joined Reader’s Digest after working at U.S. News & World Report for six years, first as director of finance (1987-90) and then as vice president and treasurer (1990-93). While at MCI Communications he served as manager of financial analysis and budgets (1983-84) and as senior manager, business planning and development (1985-87).

NeCastro, a certified public accountant, has a master’s degree in business administration from Harvard Business School and a bachelor’s degree in accounting from Mercyhurst College in Erie, Pa.

NeCastro is a member of the Financial Executives Institute. He and his wife, Barbara, have three children and reside in Cincinnati.

“Joe NeCastro is an exceptional leader who’s playing a pivotal role in the company’s continuing evolution,” Lowe said. “He’s a leading champion of our investment in new and growing interactive media businesses and has helped set the stage for the company’s continued growth. Not only is he a thoughtful and experienced financial manager, Joe’s also a great strategist who understands our need to remain competitive in today’s rapidly changing media environment.”

About Scripps

The E.W. Scripps Company is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; and Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households and online through shopathometv.com.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3827

Email: stautberg@scripps.com